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                               OVERLAND DATA, INC.
                      1991 NON-QUALIFIED STOCK OPTION PLAN
                          As Amended on April 22, 1992

   1. Establishment and Purpose of Plan.

   Overland Data, Inc. (hereinafter referred to as the "Company") proposes to grant to employees, officers and directors, options to purchase shares of the Company's Common Stock ("Common Stock"), for the purpose of attracting and retaining them as employees, officers and directors of the Company. Such options will be granted pursuant to the plan herein set forth which shall be known as the "Overland Data, Inc. 1991 Non-Qualified Stock Option Plan" (the "Plan"). In no event shall options under the Plan be treated as Incentive Stock Options under Section 422A of the Internal Revenue Code of 1986, as amended.

   2. Maximum Number of Shares Subject to Options.

   A maximum of 30,000 shares of Common Stock (subject to adjustment in accordance with Section 6 below), may be issued upon exercise of the options granted under the Plan. Shares covered by the unexercised portion of any option which has terminated by its terms of which was canceled pursuant to Section 14 hereof may be subject to a subsequent option granted under the Plan.

   3. Administration of the Plan.

   The authority to grant options under the Plan shall be vested in the Board of Directors of the Company (hereinafter referred to as the "Board") or in such committee as may be appointed from time to time for that purpose by the Board (which committee is hereinafter referred to as the "Committee"). Subject to the provisions of the Plan, the Board or the Committee, from time to time on the recommendation of the chief executive officer of the Company, shall determine the directors, officers and employees to whom, and the time or times at which, options shall be granted; the number of shares to be subject to each option; the period of each option; the price of options shares; and other terms and provisions of each option. Notwithstanding the foregoing, in no event shall options be granted to more than thirty five individuals under the Plan. Options need not be identical. The Board may also interpret the Plan; prescribe, amend and rescind rules and regulations relating to the Plan; amend the Plan from time to time (subject to the limitations set forth in Section 11); and make all other determinations necessary or advisable for the administration of the Plan.

   4. Eligibility.

   a. Options may be granted under this Plan only to directors, officers or employees of the Company.

   b. A director, officer or employee of the Company who owns more than ten (10%) percent of the total combined voting power of all classes of outstanding stock of the Company shall not be eligible to receive an option unless the price to be paid for shares covered by each option is at least one hundred ten (110%) percent of the fair market value of such shares, as determined by the Board or the Committee on the date the option is granted. In determining stock ownership, a director, officer or employee shall be deemed to own the stock owned directly or indirectly, by or for his or her brothers, sisters, spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be deemed to be owned proportionately by or for its shareholders, partners or beneficiaries (stock with respect to which such director, officer or employee holds an option shall not be counted). For purposes of this Section 4.b., "outstanding stock" shall include all stock actually issued and outstanding immediately after the grant of the option, but shall not include reacquired shares or shares authorized for issuance under outstanding options.


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   c. Any director, officer or employee who has been granted an option under this or any stock option plan of the Company may be granted an additional option or options directly or under this or any other such plan; subject, however, to any restrictions that my be contained in any other such plan or established by the Board.

   5. Exercise Price.

   The price to be paid for shares covered by each option shall not be less than one hundred (100%) percent of the fair market value of such shares, as determined by the Board or the Committee on the date the option is granted (the "Date of Grant"), subject to adjustment as provided in Section 6. In determining the fair market value of such shares, the Board or the Committee shall take into consideration the net book value of such shares, the net income per share, liquidation value and if the Company's stock is publicly traded, the bid and agreed prices of the Company's stock as reflected on an automated quotations system or if the Company's shares are listed, the prices as quoted on a national securities exchange. The price of any shares purchased under exercise of an option shall be paid in full at the time of each such exercise.

   6. Adjustments.

   In the event of any change in the Common Stock of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, or other change in the corporate or capital structure (not including the issuance of additional shares of any class of the Company's stock for adequate consideration received by the Company), appropriate adjustment shall be made by the Board in the number of shares and the price per share subject to outstanding options, and in the number of shares and the par value thereof of the aggregate number of shares available for such options as set forth in Section 2 hereof. Such adjustment shall be made so that the Plan and options theretofore or thereafter to be issued thereunder shall remain substantially the same as before such change, and so that the benefits receivable under any outstanding option shall not be increased or decreased from those which the optionee had before such change. The determination of any such adjustment by the Board shall be final, binding and conclusive. Anything herein contained to the contrary notwithstanding, upon the dissolution of the Company, or upon any merger or consolidation of the Company where the Company is not the surviving corporation and the surviving corporation does not agree to exchange its options for options granted under the Plan, all options granted under the Plan shall terminate and thereupon become null and void; but the optionee shall have the right immediately prior to such dissolution, merger or consolidation, to exercise any such option without regard to any otherwise applicable restriction as to time of exercise, other than expiration of the Option Period.

   7. Option Period and Limitation of Exercise.

   Options shall be exercisable at such times and for such period (the "Option Period") as may be fixed by the Board or the Committee at the Date of Grant; provided, however, that no option shall be exercisable after the expiration of ten years from the date of grant. Further, vesting of options shall occur at a rate of at least 20% per year over five years from the date of grant.

   8. Effect of Termination of Director or Officer or Employee

   a. If an optionee ceases to be a director, officer or employee of the Company, for any reason other than by reason of death, permanent disability, or termination for cause, such optionee may exercise his options in accordance with their terms only for a period of thirty (30) days after such cessation (but not beyond the Option Period). Any exercise of options after such cessation may be only to the extent of the full number of shares the optionee was entitled to purchase under the option on the date of such cessation, plus a portion of the additional number of shares, if any, he would have become entitled to purchase on the next anniversary date of the Date of the Grant of the option following such cessation, such portion to be determined by multiplying such additional number of shares by a fraction, the numerator of which shall be

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the number of days from the anniversary date of the Date of Grant preceding such cessation to the date of such cessation and the denominator of which shall be
365. Such portion shall be rounded, if necessary to the nearest whole share.

   b. If an optionee becomes permanently disabled and ceases by reason thereof to be a director, officer or employee of the Company or if an optionee dies while a director, officer or employee of the Company, any options held by such permanently disabled or deceased optionee will continue in effect and may be exercised in accordance with their terms for a period of six (6) months from the date of the optionee's permanent disability or death (but not beyond the Option Period) by the optionee in the case of permanent disability, or, in the case of death, by the executor or administrator of such optionee's estate, or in the event there is no such executor or administrator, by the person or persons to who the optionee's rights under the option shall pass by will or the laws of descent and distribution. An optionee will be deemed to be permanently disabled if the optionee is, by reason or any medically determined physical or mental impairment expected to result in death or to be of continuous duration of not less than one year, unable to engage in substantial gainful employment.

   c. If the termination of an optionee's position as a director, officer or employee of the Company is for cause (including, but not limited to, any act of dishonesty, unethical conduct, willful misconduct, fraud or embezzlement, or any unauthorized disclosure of confidential information or trade secrets, any of which occurs in connection with the optionee's position as a director, officer or employee of the Company), the unvested options held by the optionee shall thereupon be canceled and such optionee shall have no right to exercise any part of such unvested options after such termination. Notwithstanding the foregoing, vested options held by an optionee shall not be subject to termination and shall continue in full force and effect in accordance with the terms thereof.

   d. Options shall not be affected by authorized leaves of absence so long as the optionee continues to be a director, officer or employee of the Company.

   9. Nontransferability of Options.

   During the lifetime of an optionee, options granted hereunder shall be exercisable only by the optionee (or his or her duly appointed and acting guardian or conservator) and shall not be assignable or transferable. In the event of the death of an optionee, options granted hereunder shall not be transferable other than by will or by the laws of descent and distribution. Options may, however, be surrendered to the Company for cancellation for such consideration and upon such terms as may be mutually agreed upon by the Company and the holder of such options.

   10. Effective Date and Expiration of the Plan.

   The Plan becomes effective upon its adoption by the Board of Directors. Unless sooner terminated, the Plan shall expire on the tenth (10th) anniversary of the date of adoption of the Plan by the Board of Directors of the Company.

   11. Amendment and Termination of Plan Prior to Expiration of Date.

   At any time prior to the expiration of the Plan, the Board may terminate, suspend, modify or amend the Plan, provided that in no event shall any termination, suspension, modification or amendment of the Plan alter or impair, without the consent of the respective optionee, any rights or obligations under options theretofore granted under the Plan, subject only to cancellation as provided in Section 6 and in the following Section 12.

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   12. Compliance with Applicable Law.

   This Plan, options granted hereunder, and the issuance of Common Stock upon exercise of such options are or may be subject to compliance with various laws and the rules, regulations and policies of various regulatory bodies and agencies, including the Securities and Exchange Commission and the California Department of Corporations, as now in effect or as may hereafter be adopted or amended. The grant of options under the Plan and the issuance of Common Stock upon the exercise thereof are each expressly conditioned upon compliance with all such laws, rules, regulations and policies.

   13. Delivery of Financial Information

During such time as options remain outstanding hereunder, the Company shall deliver to the optionees financial and other information regarding the Company in accordance with Rule 260.140.46 of Title 10, Chapter 3 of the California Code of Regulations.

   14. Cancellation of Options.

   At any time prior to the expiration of the Plan, the Board may, with the written consent of the optionee, cancel all options, or any portion thereof previously granted to such optionee.

   15. No Rights as Shareholder.

   An Optionee hereunder shall have no rights as a shareholder with respect to any shares of Common Stock covered by options granted hereunder until the date of issuance of a stock certificate to such optionee. Except as may be provided under Section 6 of the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

   16. Limitation of Rights; Employment Relationship.

   Neither the establishment of the Plan or any modifications thereof, nor the grant of any options hereunder, shall be construed as giving to any optionee or any other person any legal or equitable right against the Company except as specifically provided herein; and, in no event, shall the terms of employment of any employee be modified or in any way be affected hereby.

Note: The foregoing 1991 Non-Qualified Stock Option Plan was adopted by the Board of Directors on May 7, 1991 and amended on April 22, 1992.


  /s/ Martin D. Gray
-------------------------
Martin D. Gray, Secretary